Exhibit 99.1
DTE Gas Company
Consolidated Financial Statements as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014 and Report of Independent Registered Public Accounting Firm

DTE Gas Company
Year Ended December 31, 2014

DEFINITIONS

AFUDC	Allowance for Funds Used During Construction

Company	DTE Gas Company and any subsidiary companies

Customer Choice	Michigan legislation giving customers the option of retail access to alternative suppliers for natural gas

DTE Energy	DTE Energy Company, directly or indirectly the parent of DTE Electric Company, DTE Gas Company and numerous non-utility subsidiaries

DTE Gas	DTE Gas Company (an indirect wholly owned subsidiary of DTE Energy) and subsidiary companies

FASB	Financial Accounting Standards Board

FERC	Federal Energy Regulatory Commission

GCR	A Gas Cost Recovery mechanism authorized by the MPSC that allows DTE Gas to recover through rates its natural gas costs

MBT	Michigan Business Tax

MCIT	Michigan Corporate Income Tax

MGP	Manufactured Gas Plant

MPSC	Michigan Public Service Commission

NAV	Net Asset Value

RDM	A Revenue Decoupling Mechanism authorized by the MPSC that is designed to minimize the impact on revenues of changes in average customer usage

VEBA	Voluntary Employees Beneficiary Association

Units of Measurement

Bcf	Billion cubic feet of natural gas

MANAGEMENT'S NARRATIVE ANALYSIS OF RESULTS OF OPERATIONS
Certain items reflected in the accompanying Consolidated Financial Statements have been eliminated in the DTE Energy Consolidated Financial Statements.

	2014	2013	2012
	(In millions)
Operating Revenues	$1,603	$1,448	$1,293
Cost of Gas	705	607	536
Gross Margin	898	841	757
Operation and maintenance	450	423	380
Depreciation and amortization	98	95	92
Taxes Other Than Income	60	56	53
Operating Income	290	267	232
Other (Income) and Deductions	75	49	68
Income Tax Expense	77	77	50
Net Income	$138	$141	$114
Gross margin increased $57 million in 2014 and increased $84 million in 2013. Revenues associated with certain tracking mechanisms and surcharges are offset by related expenses elsewhere in the Consolidated Statements of Operations.

	2014	2013
	(In millions)
Weather	$31	$72
Infrastructure recovery mechanism	7	3
Home protection program	7	3
Uncollectible tracking mechanism	—	20
Self implementation and rate orders	—	15
Revenue decoupling mechanism	(3)	(16)
Midstream storage and transportation revenues	6	(8)
Other	9	(5)
Increase in gross margin	$57	$84

	2014	2013	2012
Gas Markets (in Bcf)
Gas sales	135	125	102
End user transportation	167	157	157
	302	282	259
Intermediate transportation	305	300	264
	607	582	523
Operation and maintenance expense increased $27 million in 2014 and increased $43 million in 2013. The increase in 2014 is primarily due to increased gas operations expenses of $32 million, increased uncollectible expenses of $4 million, and increased corporate administrative expenses of $3 million, partially offset by decreased employee benefit expenses of $10 million and reduced energy optimization expenses of $2 million. The increase in 2013 is primarily due to increased gas operations expenses of $24 million, increased maintenance and repair costs of $14 million, increased transmission costs of $14 million, increased corporate administrative expenses of $8 million and increased uncollectible expenses of $5 million, partially offset by decreased employee benefit expenses of $19 million and decreased energy optimization expenses of $3 million.
Other (income) and deductions increased $26 million in 2014 and decreased $19 million in 2013. The increase in 2014 is primarily due to contributions to the DTE Energy Foundation and other charitable organizations in 2014. The decrease in 2013 is due to lack of a contribution to the DTE Energy Foundation in 2013, partially offset by a $5 million contribution to low income energy assistance funds.

Outlook — We continue to move forward in our efforts to achieve operational excellence, sustained strong cash flows and earn our authorized return on equity. We expect that our planned significant infrastructure capital investments will result in earnings growth. Looking forward, additional factors may impact earnings such as weather, the outcome of regulatory proceedings, benefit plan design changes, and investment returns and changes in discount rate assumptions in benefit plans and health care costs. We expect to continue our efforts to improve productivity and decrease our costs while improving customer satisfaction with consideration of customer rate affordability.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder of DTE Gas Company:

In our opinion, the accompanying consolidated statements of financial position and the related consolidated statements of operations, of comprehensive income, of cash flows and of changes in shareholder's equity present fairly, in all material respects, the financial position of DTE Gas Company and its subsidiaries at December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Detroit, Michigan
March 17, 2015

DTE Gas Company
Consolidated Statements of Operations

	Year Ended December 31,
	2014	2013	2012
	(In millions)
Operating Revenues	$1,603	$1,448	$1,293

Operating Expenses
Cost of gas	705	607	536
Operation and maintenance	450	423	380
Depreciation and amortization	98	95	92
Taxes other than income	60	56	53
	1,313	1,181	1,061
Operating Income	290	267	232

Other (Income) and Deductions
Interest expense	57	58	59
Interest income	(7)	(7)	(7)
Other income	(9)	(9)	(9)
Other expenses	34	7	25
	75	49	68
Income Before Income Taxes	215	218	164

Income Tax Expense	77	77	50

Net Income	$138	$141	$114
See Notes to Consolidated Financial Statements

DTE Gas Company
Consolidated Statements of Comprehensive Income

	Year Ended December 31,
	2014	2013	2012
	(In millions)
Net income	$138	$141	$114
Benefit obligations, net of tax	(2)	1	(1)
Comprehensive income	$136	$142	$113
See Notes to Consolidated Financial Statements

DTE Gas Company
Consolidated Statements of Financial Position

	December 31,
	2014	2013
	(In millions)
ASSETS
Current Assets
Cash and cash equivalents	$—	$1
Accounts receivable (less allowance for doubtful accounts of $23 and $20, respectively)
Customer	334	341
Affiliates	52	52
Other	1	2
Inventories
Gas	43	4
Materials and supplies	15	15
Gas customer choice deferred asset	89	81
Deferred income taxes	36	37
Notes receivable
Affiliates	18	5
Other	5	3
Regulatory assets	28	13
Other	19	15
	640	569

Investments	27	25

Property
Property, plant and equipment	4,257	4,101
Less accumulated depreciation and amortization	(1,635)	(1,605)
	2,622	2,496
Other Assets
Regulatory assets	733	558
Net investment in lease	60	63
Prepaid pension costs — affiliates	114	206
Prepaid postretirement costs — affiliates	45	46
Other	8	8
	960	881
Total Assets	$4,249	$3,971
See Notes to Consolidated Financial Statements

DTE Gas Company
Consolidated Statements of Financial Position

	December 31,
	2014	2013
	(In millions, except shares)
LIABILITIES AND SHAREHOLDER'S EQUITY
Current Liabilities
Accounts payable
Affiliates	$20	$19
Other	194	137
Short-term borrowings
Affiliates	—	12
Other	145	96
Current portion of long-term debt	140	80
Regulatory liabilities	3	24
Other	86	69
	588	437

Long-Term Debt (net of current portion)	959	949

Other Liabilities
Deferred income taxes	780	701
Regulatory liabilities	422	477
Accrued pension liability — affiliates	145	116
Accrued postretirement liability — affiliates	10	—
Asset retirement obligations	130	127
Other	46	44
	1,533	1,465
Commitments and Contingencies (Notes 6 and 14)

Shareholder's Equity
Common stock, $1 par value, 15,100,000 shares authorized, 10,300,000 shares issued and outstanding	534	534
Retained earnings	639	588
Accumulated other comprehensive loss	(4)	(2)
Total Shareholder's Equity	1,169	1,120
Total Liabilities and Shareholder's Equity	$4,249	$3,971
See Notes to Consolidated Financial Statements

DTE Gas Company
Consolidated Statements of Cash Flows

	Year Ended December 31,
	2014	2013	2012
	(In millions)
Operating Activities
Net Income	$138	$141	$114
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	98	95	92
Allowance for equity funds used during construction	—	(1)	(1)
Deferred income taxes	70	75	42
Changes in assets and liabilities:
Accounts receivable, net	8	(73)	64
Inventories	(39)	28	14
Prepaid pension costs — affiliates	92	(109)	14
Prepaid postretirement benefit costs — affiliates	1	(46)	—
Accounts payable	48	(10)	(1)
Accrued pension liability — affiliates	29	(63)	44
Accrued postretirement liability — affiliates	10	(54)	(103)
Regulatory assets and liabilities	(250)	243	(9)
Other assets	(13)	(1)	10
Other liabilities	22	6	6
Net cash from operating activities	214	231	286
Investing Activities
Plant and equipment expenditures	(223)	(208)	(216)
Notes receivable and other	(11)	8	2
Net cash used for investing activities	(234)	(200)	(214)
Financing Activities
Short-term borrowings, net - other	49	(14)	(75)
Short-term borrowings, net - affiliate	(12)	(47)	56
Issuance of long-term debt, net of issuance costs	149	169	70
Redemption of long-term debt	(80)	(60)	(40)
Dividends on common stock	(87)	(79)	(82)
Net cash from (used for) financing activities	19	(31)	(71)
Net Increase (Decrease) in Cash and Cash Equivalents	(1)	—	1
Cash and Cash Equivalents at Beginning of Period	1	1	—
Cash and Cash Equivalents at End of Period	$—	$1	$1

Supplemental disclosure of cash information
Cash paid for:
Interest (net of interest capitalized)	$55	$54	$56
Income taxes	$4	$5	$5

Supplemental disclosure of non-cash investing and financing activities
Plant and equipment expenditures in accounts payable	$28	$18	$13
Transfer of subsidiaries to an affiliate	$—	$2	$—
See Notes to Consolidated Financial Statements

DTE Gas Company
Consolidated Statements of Changes in Shareholder's Equity

	Common Stock		Additional Paid-in	Retained	Accumulated Other Comprehensive
	Shares	Amount	Capital	Earnings	Loss	Total
	(Dollars in millions, shares in thousands)
Balance, December 31, 2011	10,300	$10	$524	$496	$(2)	$1,028
Net Income	—	—	—	114	—	114
Dividends declared on common stock	—	—	—	(82)	—	(82)
Benefit obligations, net of tax	—	—	—	—	(1)	(1)
Balance, December 31, 2012	10,300	$10	$524	$528	$(3)	$1,059
Net Income	—	—	—	141	—	141
Dividends declared on common stock	—	—	—	(79)	—	(79)
Benefit obligations, net of tax	—	—	—	—	1	1
Transfer of subsidiaries to an affiliate	—	—	—	(2)	—	(2)
Balance, December 31, 2013	10,300	$10	$524	$588	$(2)	$1,120
Net Income	—	—	—	138	—	138
Dividends declared on common stock	—	—	—	(87)	—	(87)
Benefit obligations, net of tax	—	—	—	—	(2)	(2)
Balance, December 31, 2014	10,300	$10	$524	$639	$(4)	$1,169
See Notes to Consolidated Financial Statements

DTE Gas Company
Notes to Consolidated Financial Statements

NOTE 1 — ORGANIZATION AND BASIS OF PRESENTATION
Corporate Structure
DTE Gas is a natural gas utility engaged in the purchase, storage, transportation, distribution and sale of natural gas to approximately 1.2 million customers throughout Michigan and the sale of storage and transportation capacity. DTE Gas is an indirect, wholly-owned subsidiary of DTE Energy. DTE Gas is regulated by the MPSC and the FERC.
References in this Report to “we”, “us”, “our” or “Company” are to DTE Gas and its subsidiaries, collectively.
Basis of Presentation
The accompanying Consolidated Financial Statements are prepared using accounting principles generally accepted in the United States of America. These accounting principles require management to use estimates and assumptions that impact reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Actual results may differ from the Company's estimates.
Principles of Consolidation
The Company consolidates all majority-owned subsidiaries and investments in entities in which it has controlling influence. Non-majority owned investments are accounted for using the equity method when the Company is able to influence the operating policies of the investee. When the Company does not influence the operating policies of an investee, the cost method is used. The Company eliminates all intercompany balances and transactions.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES
Revenues
Revenues from the sale, delivery and storage of natural gas are recognized as services are provided. DTE Gas records revenues for gas provided but unbilled at the end of each month. Rates for DTE Gas include provisions to adjust billings for fluctuations in the cost of natural gas and certain other costs. Revenues are adjusted for differences between actual costs subject to reconciliation and the amounts billed in current rates. Under or over recovered revenues related to these cost recovery mechanisms are recorded on the Consolidated Statements of Financial Position and are recovered or returned to customers through adjustments to the billing factors.
For further discussion of recovery mechanisms authorized by the MPSC see Note 6 to the Consolidated Financial Statements, "Regulatory Matters".
Changes in Accumulated Other Comprehensive Loss
Comprehensive income (loss) is the change in common shareholder’s equity during a period from transactions and events from non-owner sources, including net income. The amounts recorded to accumulated other comprehensive loss include unrealized gains and losses from derivatives accounted for as cash flow hedges and changes in benefit obligations, consisting of deferred actuarial losses, and prior service costs.

DTE Gas Company
Notes to Consolidated Financial Statements - (Continued)

The following table summarizes the changes in Accumulated other comprehensive loss by component for the years ended December 31, 2014 and 2013:

	Changes in Accumulated Other Comprehensive Loss by Component (a)
	Net Unrealized Loss on Derivatives	Benefit Obligations	Total
	(In millions)
Balance, January 1, 2013	$(1)	$(2)	$(3)
Other comprehensive income before reclassifications	—	1	1
Amounts reclassified from accumulated other comprehensive loss	—	—	—
Net current-period other comprehensive income	—	1	1
Balance, December 31, 2013	$(1)	$(1)	$(2)
Other comprehensive loss before reclassifications	—	(2)	(2)
Amounts reclassified from accumulated other comprehensive loss	—	—	—
Net current-period other comprehensive loss	—	(2)	(2)
Balance, December 31, 2014	$(1)	$(3)	$(4)
______________________________________
(a)All amounts are net of tax.
Cash and Cash Equivalents
Cash and cash equivalents include cash on hand, cash in banks and temporary investments purchased with remaining maturities of three months or less.
Receivables
Accounts receivable are primarily composed of trade receivables and unbilled revenue. Our accounts receivable are stated at net realizable value.
The allowance for doubtful accounts is generally calculated using the aging approach that utilizes rates developed in reserve studies. The Company establishes an allowance for uncollectible accounts based on historical losses and management's assessment of existing economic conditions, customer trends, and other factors. Customer accounts are generally considered delinquent if the amount billed is not received by the due date, which is typically in 21 days, however, factors such as assistance programs may delay aggressive action. DTE Gas assesses late payment fees on trade receivables based on contractual past-due terms with customers. Customer accounts are written off when collection efforts have been exhausted. The time period for write-off is 150 days after service has been terminated.
Unbilled revenues of $112 million and $132 million are included in customer accounts receivable at December 31, 2014 and 2013, respectively.
Notes Receivable
Notes receivable, or financing receivables, are primarily comprised of capital lease receivables and loans and are included in Notes receivable and Other current assets on the Company's Consolidated Statements of Financial Position.
Notes receivable are typically considered delinquent when payment is not received for periods ranging from 60 to 120 days. The Company ceases accruing interest (nonaccrual status), considers a note receivable impaired, and establishes an allowance for credit loss when it is probable that all principal and interest amounts due will not be collected in accordance with the contractual terms of the note receivable. Cash payments received on nonaccrual status notes receivable, that do not bring the account contractually current, are first applied to contractually owed past due interest, with any remainder applied to principal. Accrual of interest is generally resumed when the note receivable becomes contractually current.
In determining the allowance for credit losses for notes receivable, we consider the historical payment experience and other factors that are expected to have a specific impact on the counterparty's ability to pay. In addition, the Company monitors the credit ratings of the counterparties from which we have notes receivable.

DTE Gas Company
Notes to Consolidated Financial Statements - (Continued)

Inventories
DTE Gas generally values materials and supplies inventory at average cost.
Natural gas inventory of $43 million and $4 million as of December 31, 2014 and 2013, respectively, is determined using the last-in, first-out (LIFO) method. At December 31, 2014, the replacement cost of gas remaining in storage exceeded the LIFO cost by $110 million. At December 31, 2013, the replacement cost of gas remaining in storage exceeded the LIFO cost by $170 million.
Gas Customer Choice Deferred Asset
Gas customer choice deferred asset represents gas provided to DTE Gas by suppliers of gas for customers that participate in the Customer Choice program. As the gas is sold and billed to Customer Choice customers, primarily in the December through March heating season, this asset is reduced. At the end of an April through March cycle each year, any balance is reconciled and settled with the various suppliers.
Property, Retirement and Maintenance, and Depreciation and Amortization
Property is stated at cost and includes construction-related labor, materials, overheads and AFUDC. The cost of properties retired is charged to accumulated depreciation. Expenditures for maintenance and repairs are charged to expense when incurred.
Utility property is depreciated over its estimated useful life using straight-line rates approved by the MPSC.
Depreciation and amortization expense also includes the amortization of certain regulatory assets.
Long-Lived Assets
Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. If the carrying amount of the asset exceeds the expected discounted future cash flows generated by the asset, an impairment loss is recognized resulting in the asset being written down to its estimated fair value. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell.
Excise and Sales Taxes
The Company records the billing of excise and sales taxes as a receivable with an offsetting payable to the applicable taxing authority, with no net impact on the Consolidated Statements of Operations.
Deferred Debt Costs
The costs related to the issuance of long-term debt are deferred and amortized over the life of each debt issue. In accordance with MPSC regulations, the unamortized discount, premium and expense related to debt redeemed with a refinancing are amortized over the life of the replacement issue.
Investments in Debt and Equity Securities
The Company generally classifies investments in debt and equity securities as trading and has recorded such investments at market value with unrealized gains or losses included in earnings.
Stock-Based Compensation
The Company received an allocation of costs from DTE Energy associated with stock-based compensation. Our allocation for 2014, 2013 and 2012 for stock-based compensation expense was approximately $17 million, $16 million and $11 million, respectively.
Subsequent Events
The Company has evaluated subsequent events through March 17, 2015, the date that these financial statements were available to be issued.

DTE Gas Company
Notes to Consolidated Financial Statements - (Continued)

Other Accounting Policies
See the following notes for other accounting policies impacting the Company's Consolidated Financial Statements:

Note	Title
5	Asset Retirement Obligations
6	Regulatory Matters
7	Income Taxes
8	Fair Value
9	Financial and Other Derivative Instruments

NOTE 3 — NEW ACCOUNTING PRONOUNCEMENTS
In May 2014, the FASB issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers. The objectives of this ASU are to improve upon revenue recognition requirements by providing a single comprehensive model to determine the measurement of revenue and timing of recognition. The core principle is that an entity will recognize revenue to depict the transfer of goods or services to customers at an amount that the entity expects to be entitled to in exchange for those goods or services. This ASU also requires expanded qualitative and quantitative disclosures regarding the nature, amount, timing, and uncertainty of revenues and cash flows arising from contracts with customers. The revenue standard is effective for the first interim period within annual reporting periods beginning after December 15, 2016 and is to be applied retrospectively. Early adoption is not permitted. The Company is currently assessing the impact of this ASU on its Consolidated Financial Statements.

NOTE 4 — PROPERTY, PLANT AND EQUIPMENT
Summary of property by classification as of December 31:

	2014	2013
	(In millions)
Property, Plant and Equipment
Distribution	$2,946	$2,834
Storage	448	431
Other	863	836
Total	4,257	4,101
Less Accumulated Depreciation
Distribution	(1,130)	(1,129)
Storage	(142)	(138)
Other	(363)	(338)
Total	(1,635)	(1,605)
Net Property, Plant and Equipment	$2,622	$2,496
AFUDC capitalized was approximately $1 million for the years ended December 31, 2014 and 2013.
The composite depreciation rate for DTE Gas was approximately 2.4% in 2014, 2013 and 2012.
The average estimated useful life for gas distribution and storage property was 50 and 53 years, respectively, at December 31, 2014.
Capitalized software costs are classified as Property, plant and equipment and the related amortization is included in Accumulated depreciation and amortization, on the Consolidated Statements of Financial Position. The Company capitalizes the costs associated with computer software it develops or obtains for use in its business. The Company amortizes capitalized software costs on a straight-line basis over the expected period of benefit, ranging from 5 to 15 years.

DTE Gas Company
Notes to Consolidated Financial Statements - (Continued)

Capitalized software costs amortization expense was $6 million in 2014 and $7 million in 2013 and 2012. The gross carrying amount and accumulated amortization of capitalized software costs at December 31, 2014 were $78 million and $42 million, respectively. The gross carrying amount and accumulated amortization of capitalized software costs at December 31, 2013 were $89 million and $54 million, respectively.

NOTE 5 — ASSET RETIREMENT OBLIGATIONS
The Company has conditional retirement obligations for gas pipelines, certain service centers, compressor and gate stations. The Company recognizes such obligations as liabilities at fair market value when they are incurred, which generally is at the time the associated assets are placed in service. Fair value is measured using expected future cash outflows discounted at our credit-adjusted risk-free rate. The Company recognizes regulatory assets or liabilities for timing differences in expense recognition for legal asset retirement costs that are currently recovered in rates.
If a reasonable estimate of fair value cannot be made in the period in which the retirement obligation is incurred, such as for assets with indeterminate lives, the liability is recognized when a reasonable estimate of fair value can be made. Natural gas storage system and certain other distribution assets have an indeterminate life. Therefore, no liability has been recorded for these assets.
A reconciliation of the asset retirement obligations for 2014 follows:

(In millions)
Asset retirement obligations at December 31, 2013	$127
Accretion	8
Liabilities settled	(4)
Revision in estimated cash flows	(1)
Asset retirement obligations at December 31, 2014	$130

NOTE 6 — REGULATORY MATTERS
Regulation
DTE Gas is subject to the regulatory jurisdiction of the MPSC, which issues orders pertaining to rates, recovery of certain costs, including the costs of regulatory assets, conditions of service, accounting and operating-related matters. DTE Gas operates natural gas storage and transportation facilities in Michigan as intrastate facilities regulated by the MPSC and provides intrastate storage and transportation services pursuant to an MPSC-approved tariff.
DTE Gas also provides interstate storage and transportation services in accordance with an Operating Statement on file with the FERC. The FERC's jurisdiction is limited and extends to the rates, non-discriminatory requirements and terms and conditions applicable to storage and transportation provided by DTE Gas in interstate markets. FERC granted DTE Gas authority to provide storage and related services in interstate commerce at market-based rates. DTE Gas provides transportation services in interstate commerce at cost-based rates approved by the MPSC and filed with the FERC. We are subject to the requirements of other regulatory agencies with respect to safety, the environment and health.
The Company is unable to predict the outcome of the unresolved regulatory matters discussed herein. Resolution of these matters is dependent upon future MPSC orders and appeals, which may materially impact the financial position, results of operations and cash flows of the Company.

DTE Gas Company
Notes to Consolidated Financial Statements - (Continued)

Regulatory Assets and Liabilities
DTE Gas is required to record regulatory assets and liabilities for certain transactions that would have been treated as revenue or expense in non-regulated businesses. Continued applicability of regulatory accounting treatment requires that rates be designed to recover specific costs of providing regulated services and be charged to and collected from customers. Future regulatory changes or changes in the competitive environment could result in the discontinuance of this accounting treatment for regulatory assets and liabilities for some or all of our businesses and may require the write-off of the portion of any regulatory asset or liability that was no longer probable of recovery through regulated rates. Management believes that currently available facts support the continued use of regulatory assets and liabilities and that all regulatory assets and liabilities are recoverable or refundable in the current regulatory environment.
The following are balances and a brief description of the regulatory assets and liabilities as of December 31:

	2014	2013
	(In millions)
Assets
Recoverable pension and other postretirement costs:
Pension	$541	$403
Other postretirement costs	43	—
Deferred environmental costs	57	57
Recoverable Michigan income taxes	47	49
Accrued GCR revenue	25	—
Unamortized loss on reacquired debt	23	25
Cost to achieve Performance Excellence Process	8	11
Other	17	26
	761	571
Less amount included in current assets	(28)	(13)
	$733	$558
Liabilities
Removal costs liability	$308	$318
Negative pension offset	67	84
Refundable income taxes	33	45
Energy optimization	10	6
Refundable revenue decoupling	4	—
Refundable other postretirement costs	—	24
Accrued GCR refund	—	12
Other	3	12
	425	501
Less amount included in current liabilities and other liabilities	(3)	(24)
	$422	$477
As noted below, certain regulatory assets for which costs have been incurred have been included (or are expected to be included, for costs incurred subsequent to the most recently approved rate case) in DTE Gas's rate base, thereby providing a return on invested costs (except as noted). Certain other regulatory assets are not included in rate base but accrue recoverable carrying charges until surcharges to collect the assets are billed. Certain regulatory assets do not result from cash expenditures and therefore do not represent investments included in rate base or have offsetting liabilities that reduce rate base.
ASSETS

•
Recoverable pension and other postretirement costs — Accounting rules for pension and other postretirement benefit costs require, among other things, the recognition in other comprehensive income of the actuarial gains or losses and the prior service costs that arise during the period but that are not immediately recognized as components of net periodic benefit costs. The Company records the impact of actuarial gains or losses and prior service costs as a regulatory asset since the traditional rate setting process allows for the recovery of pension and other postretirement costs. The asset will reverse as the deferred items are amortized and recognized as components of net periodic benefit costs. (a)

DTE Gas Company
Notes to Consolidated Financial Statements - (Continued)

•
Deferred environmental costs — The MPSC approved the deferral of investigation and remediation costs associated with former MGP sites. Amortization of deferred costs is over a ten-year period beginning in the year after costs were incurred, with recovery (net of any insurance proceeds) through base rate filings. (a)

•
Recoverable Michigan income taxes — In July 2007, the MBT was enacted by the State of Michigan. State deferred tax liabilities were established for the Company, and offsetting regulatory assets were recorded as the impacts of the deferred tax liabilities will be reflected in rates as the related taxable temporary differences reverse and flow through current income tax expense. In May 2011, the MBT was repealed and the MCIT was enacted. The regulatory asset was remeasured to reflect the impact of the MCIT tax rate. (a)

•	Accrued GCR revenue — Receivable for the temporary under-recovery of and carrying costs on gas costs incurred by DTE Gas which are recoverable through the GCR mechanism.

•
Unamortized loss on reacquired debt — The unamortized discount, premium and expense related to debt redeemed with a refinancing are deferred, amortized and recovered over the life of the replacement issue.

•
Cost to achieve Performance Excellence Process (PEP) — The MPSC authorized the deferral of costs to implement the PEP. These costs consist of employee severance, project management and consultant support. These costs are amortized over a ten-year period beginning with the year subsequent to the year the costs were deferred.

______________________________________

(a)	Regulatory assets not earning a return or accruing carrying charges.
LIABILITIES

•	Removal costs liability — The amount collected from customers for the funding of future asset removal activities.

•
Negative pension offset — The Company's negative pension costs are not included as a reduction to its authorized rates; therefore, the Company is accruing a regulatory liability to eliminate the impact on earnings of the negative pension expense accrued. This regulatory liability will reverse to the extent the Company's pension expense is positive in future years.

•	Refundable income taxes — Income taxes refundable to customers representing the difference in property-related deferred income taxes payable and amounts recognized pursuant to MPSC authorization.

•	Energy optimization (EO) — Amounts collected in rates in excess of energy optimization expenditures.

•
Refundable revenue decoupling — Amounts refundable to DTE Gas customers for the change in revenue resulting from the difference in weather-adjusted average sales per customer compared to the base level of average sales per customer established by the MPSC.

•
Refundable other postretirement costs — Accounting rules for other postretirement benefit costs require, among other things, the recognition in other comprehensive income of the actuarial gains or losses and the prior service costs or credits that arise during the period but that are not immediately recognized as components of net periodic benefit costs. DTE Gas records the favorable impact of actuarial gains or losses and prior services credits as a regulatory liability since the impact will reduce expense in a future rate setting process as the deferred items are recognized as a component of net periodic benefit costs.

•	Accrued GCR refund — Liability for the temporary over-recovery of and a return on gas costs incurred by DTE Gas which are recoverable through the GCR mechanism.
DTE Gas Infrastructure Recovery Mechanism (IRM)
In November 2014, DTE Gas filed an application with the MPSC for approval of an increased IRM surcharge to recover an additional $47 million of annual capital expenditures in 2016 and 2017 for its gas main renewal program. Resolution of this matter is anticipated in 2015.

DTE Gas Company
Notes to Consolidated Financial Statements - (Continued)

NOTE 7 — INCOME TAXES
Income Tax Summary
DTE Gas is part of the consolidated federal income tax return of DTE Energy. Our federal income tax expense is determined on an individual company basis with no allocation of tax expenses or benefits from other affiliates of DTE Energy. DTE Gas had an income tax receivable from DTE Energy of $48 million at December 31, 2014 and 2013.
Total income tax expense varied from the statutory federal income tax rate for the following reasons:

	2014	2013	2012
	(In millions)
Income before income taxes	$215	$218	$164
Income tax expense at 35% statutory rate	$75	$76	$57
Depreciation	(7)	(7)	(7)
State and local income taxes, net of federal benefit	10	10	7
Adjustment to deferred tax accounts	—	—	(6)
Other, net	(1)	(2)	(1)
Income tax expense	$77	$77	$50
Effective income tax rate	35.8%	35.3%	30.5%
Components of income tax expense were as follows:

	2014	2013	2012
	(In millions)
Current income tax expense
State and other income tax	$7	$2	$8
Total current income taxes	7	2	8
Deferred income tax expense
Federal	61	61	38
State and other income tax	9	14	4
Total deferred income taxes	70	75	42
Total	$77	$77	$50
Deferred tax assets and liabilities are recognized for the estimated future tax effect of temporary differences between the tax basis of assets or liabilities and the reported amounts in the financial statements. Deferred tax assets and liabilities are classified as current or noncurrent according to the classification of the related assets or liabilities. Deferred tax assets and liabilities not related to assets or liabilities are classified according to the expected reversal date of the temporary differences. Consistent with rate making treatment, deferred taxes are offset in the table below for temporary differences which have related regulatory assets and liabilities.
Deferred income tax assets (liabilities) were comprised of the following at December 31:

	2014	2013
	(In millions)
Property, plant and equipment	$(533)	$(493)
Pension and benefits	(246)	(173)
Net operating losses	—	26
Other	35	(24)
	$(744)	$(664)
Current deferred income tax assets	$36	$37
Long-term deferred income tax liabilities	(780)	(701)
	$(744)	$(664)
Deferred income tax assets	$95	$103
Deferred income tax liabilities	(839)	(767)
	$(744)	$(664)

DTE Gas Company
Notes to Consolidated Financial Statements - (Continued)

The above table excludes unamortized investment tax credits of $5 million and $6 million at December 31, 2014 and 2013, respectively. Investment tax credits are deferred and amortized to income over the average life of the related property.
Uncertain Tax Positions
Unrecognized tax benefits of less than $1 million at December 31, 2014 and 2013, if recognized, would not have a significant impact on our effective rate.
The Company recognizes interest and penalties pertaining to income taxes in Interest expense and Other expenses, respectively, on its Consolidated Statements of Operations. The Company had insignificant amounts of accrued interest at December 31, 2014 and 2013, respectively. The Company had no accrued penalties pertaining to income taxes. We had insignificant interest related to income tax in 2014 and 2013.
In 2014, DTE Energy and its subsidiaries settled a federal tax audit for the 2012 tax year. DTE Energy's federal income tax returns for 2013 and subsequent years remain subject to examination by the Internal Revenue Service. DTE Energy's MBT and MCIT returns for the year 2008 and subsequent years remain subject to examination by the State of Michigan. DTE Energy also files tax returns in numerous state and local jurisdictions with verying statutes of limitation.

NOTE 8 — FAIR VALUE
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in a principal or most advantageous market. Fair value is a market-based measurement that is determined based on inputs, which refer broadly to assumptions that market participants use in pricing assets or liabilities. These inputs can be readily observable, market corroborated or generally unobservable inputs. The Company makes certain assumptions it believes that market participants would use in pricing assets or liabilities, including assumptions about risk, and the risks inherent in the inputs to valuation techniques. Credit risk of the Company and its counterparties is incorporated in the valuation of assets and liabilities through the use of credit reserves, the impact of which was immaterial at December 31, 2014 and 2013. The Company believes it uses valuation techniques that maximize the use of observable market-based inputs and minimize the use of unobservable inputs.
A fair value hierarchy has been established, that prioritizes the inputs to valuation techniques used to measure fair value in three broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). In some cases, the inputs used to measure fair value might fall in different levels of the fair value hierarchy. All assets and liabilities are required to be classified in their entirety based on the lowest level of input that is significant to the fair value measurement in its entirety. Assessing the significance of a particular input may require judgment considering factors specific to the asset or liability, and may affect the valuation of the asset or liability and its placement within the fair value hierarchy. The Company classifies fair value balances based on the fair value hierarchy defined as follows:

•	Level 1 — Consists of unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access as of the reporting date.

•
Level 2 — Consists of inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

•
Level 3 — Consists of unobservable inputs for assets or liabilities whose fair value is estimated based on internally developed models or methodologies using inputs that are generally less readily observable and supported by little, if any, market activity at the measurement date. Unobservable inputs are developed based on the best available information and subject to cost-benefit constraints.

DTE Gas Company
Notes to Consolidated Financial Statements - (Continued)

Fair Value of Financial Instruments
The fair value of financial instruments included in the table below is determined by using quoted market prices when available. When quoted prices are not available, pricing services may be used to determine the fair value with reference to observable interest rate indexes. The Company has obtained an understanding of how the fair values are derived. The Company also selectively corroborates the fair value of its transactions by comparison of market-based price sources. Discounted cash flow analyses based upon estimated current borrowing rates are also used to determine fair value when quoted market prices are not available. The fair values of notes receivable, excluding capital leases, are estimated using discounted cash flow techniques that incorporate market interest rates as well as assumptions about the remaining life of the loans and credit risk. Depending on the information available, other valuation techniques may be used that rely on internal assumptions and models. Valuation policies and procedures are determined by the Company's Treasury Department which reports to the Company's Vice President and Treasurer.
The following table presents the carrying amount and fair value of financial instruments as of December 31, 2014 and 2013:

	December 31, 2014				December 31, 2013
	Carrying	Fair Value			Carrying	Fair Value
	Amount	Level 1	Level 2	Level 3	Amount	Level 1	Level 2	Level 3
	(In millions)
Notes receivable - affiliates	$18	$—	$—	$18	$5	$—	$—	$5
Short-term borrowings - affiliates	$—	$—	$—	$—	$12	$—	$—	$12
Short-term borrowings - other	$145	$—	$145	$—	$96	$—	$96	$—
Long-term debt	$1,099	$—	$1,162	$68	$1,029	$—	$908	$204
Other Securities
At December 31, 2014 and 2013, trading securities consisted of life insurance contracts, which had underlying investments in money-market and debt and equity securities. Gains related to trading securities held December 31, 2014, 2013 and 2012 were $2 million, $3 million and $2 million, respectively.

NOTE 9 — FINANCIAL AND OTHER DERIVATIVE INSTRUMENTS
The Company recognizes all derivatives at their fair value as Derivative assets or liabilities on the Consolidated Statements of Financial Position unless they qualify for certain scope exceptions, including the normal purchases and normal sales exception. Further, derivatives that qualify and are designated for hedge accounting are classified as either hedges of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge), or as hedges of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge). For cash flow hedges, the portion of the derivative gain or loss that is effective in offsetting the change in the value of the underlying exposure is deferred in Accumulated other comprehensive income and later reclassified into earnings when the underlying transaction occurs. Gains or losses from the ineffective portion of cash flow hedges are recognized in earnings immediately. For fair value hedges, changes in fair values for the derivative and hedged item are recognized in earnings each period. For derivatives that do not qualify or are not designated for hedge accounting, changes in the fair value are recognized in earnings each period.
The Company's primary market risk exposure is associated with commodity prices, credit and interest rates. The Company has risk management policies to monitor and manage market risks. DTE Gas purchases, stores, transports, distributes and sells natural gas. The Company has fixed-priced contracts for portions of its expected natural gas supply requirements through March 2017. Substantially all of these contracts meet the normal purchases and normal sales exception and are therefore accounted for under the accrual method. The Company may also sell forward transportation and storage capacity contracts. Forward transportation and storage contracts are generally not derivatives and are therefore accounted for under the accrual method.

DTE Gas Company
Notes to Consolidated Financial Statements - (Continued)

NOTE 10 — LONG-TERM DEBT
Long-Term Debt
Our long-term debt outstanding and interest rates of debt outstanding at December 31 were:

	2014	2013
	(In millions)
First Mortgage Bonds, interest payable semi-annually
8.25% series due 2014	$—	$80
3.64% series due 2023	50	50
3.74% series due 2025	70	70
3.94% series due 2028	50	50
3.92% series due 2042	70	70
4.35% series due 2044	150	—
Senior notes, interest payable semi-annually
5.94% series due 2015	140	140
6.04% series due 2018	100	100
5.00% series due 2019	120	120
6.36% series due 2020	50	50
6.44% series due 2023	25	25
6.78% series due 2028	75	75
5.70% series due 2033	200	200
	1,100	1,030
Less amount due within one year	(140)	(80)
Less unamortized discount	(1)	(1)
Total	$959	$949
Debt Issuances
In 2014, the following debt was issued:

Month	Type	Interest Rate	Maturity	Amount
				(In millions)
December	Mortgage Bonds (a)	4.35%	2044	$150
				$150
______________________________________
(a) Proceeds were used for the redemption of long-term debt; repayment of short-term borrowings and general corporate purposes.
Debt Redemptions
In 2014, the following debt was redeemed:

Month	Type	Interest Rate	Maturity	Amount
				(In millions)
May	Mortgage Bonds	8.25%	2014	$80
				$80
The following table shows the scheduled debt maturities, excluding any unamortized discount or premium on debt:

	2015	2016	2017	2018	2019	2020 and Thereafter	Total
	(In millions)
Amount to mature	$140	$—	$—	$100	$120	$740	$1,100

DTE Gas Company
Notes to Consolidated Financial Statements - (Continued)

Cross Default Provisions
Substantially all of the net properties of DTE Gas are subject to the lien of its mortgage. Should DTE Gas fail to timely pay its indebtedness under the mortgage, such failure may create cross defaults in the indebtedness of DTE Energy.

NOTE 11 — PREFERRED AND PREFERENCE SECURITIES
At December 31, 2014, DTE Gas had 7 million shares of preferred stock with a par value of $1 per share and 4 million shares of preference stock with a par value of $1 per share authorized, with no shares issued.

NOTE 12 — SHORT-TERM CREDIT ARRANGEMENTS AND BORROWINGS
DTE Gas has a $300 million unsecured revolving credit agreement that can be used for general corporate borrowings, but is intended to provide liquidity support for the Company's commercial paper program. Borrowings under the facility are available at prevailing short-term interest rates. The facility will expire in April 2018. At December 31, 2014 there was $145 million outstanding against the facility, while there was $96 million outstanding against this facility at December 31, 2013.
The agreement requires the Company to maintain a total funded debt to capitalization ratio of no more than 0.65 to 1. At December 31, 2014, the total funded debt to total capitalization ratio for DTE Gas is 0.48 to 1 and is in compliance with this financial covenant.
The weighted average interest rates for short-term borrowings were 0.4% and 0.2% at December 31, 2014 and 2013, respectively.

NOTE 13 — CAPITAL LEASES
Lessor — DTE Gas leases a portion of its pipeline system to the Vector Pipeline through a capital lease contract that expires in 2020, with renewal options extending for five years. DTE Energy owns a 40% interest in the Vector Pipeline. The components of the net investment in the capital lease at December 31, 2014, were as follows:

(In millions)
2015	$9
2016	9
2017	9
2018	9
2019	9
Thereafter	8
Total minimum future lease receipts	53
Residual value of leased pipeline	40
Less unearned income	(30)
Net investment in capital lease	63
Less current portion	(3)
$60

DTE Gas Company
Notes to Consolidated Financial Statements - (Continued)

NOTE 14 — COMMITMENTS AND CONTINGENCIES
Environmental Matters
Contaminated and Other Sites — Prior to the construction of major interstate natural gas pipelines, gas for heating and other uses was manufactured locally from processes involving coal, coke or oil. The facilities, which produced gas, have been designated as MGP sites. DTE Gas owns or previously owned, 14 former MGP sites. Investigations have revealed contamination related to the by-products of gas manufacturing at each site. Cleanup of three of the MGP sites is complete and the sites were closed. We completed partial closure of two sites in 2014. Cleanup activities associated with the remaining sites will be continued over the next several years. The MPSC has established a cost deferral and rate recovery mechanism for investigation and remediation costs incurred at former MGP sites. In addition to the MGP sites, the Company is also in the process of cleaning up other contaminated sites, including gate stations, gas pipeline releases and underground storage tank locations. As of December 31, 2014 and 2013, the Company had $24 million and $27 million accrued for remediation, respectively. Any change in assumptions, such as remediation techniques, nature and extent of contamination and regulatory requirements, could impact the estimate of remedial action costs for the sites and affect the Company’s financial position and cash flows. The Company anticipates the cost amortization methodology approved by the MPSC for DTE Gas, which allows DTE Gas to amortize the MGP costs over a ten-year period beginning with the year subsequent to the year the MGP costs were incurred, will prevent environmental costs from having a material adverse impact on the Company’s results of operations.
Guarantees
In certain limited circumstances, the Company enters into contractual guarantees. The Company may guarantee another entity’s obligation in the event it fails to perform. The Company may provide guarantees in certain indemnification agreements. Finally, the Company may provide indirect guarantees for the indebtedness of others.
Labor Contracts
There are several bargaining units for the Company's approximately 1,100 represented employees. The majority of the represented employees are under contracts that expire in 2017.
Purchase Commitments
As of December 31, 2014, the Company was party to numerous long-term purchase commitments relating to a variety of goods and services required for its business. These agreements primarily consist of long-term natural gas purchase and transportation agreements. The Company estimates that these commitments will be approximately $1.1 billion from 2015 through 2051 as detailed in the following table:

(In millions)
2015	$461
2016	293
2017	83
2018	17
2019	17
2020 and thereafter	263
$1,134
DTE Gas also estimates that 2015 capital expenditures will be approximately $300 million. The Company has made certain commitments in connection with expected capital expenditures.
Bankruptcies
The Company purchases and sells natural gas and gas storage and transportation services from and to governmental entities and numerous companies operating in the steel, automotive, energy, retail, financial and other industries. Certain of its customers have filed for bankruptcy protection under the U.S. Bankruptcy Code. The Company regularly reviews contingent matters relating to these customers and its purchase and sale contracts and records provisions for amounts considered at risk of probable loss. The Company believes its accrued amounts are adequate for probable loss.

DTE Gas Company
Notes to Consolidated Financial Statements - (Continued)

Other Contingencies
The Company is involved in certain other legal, regulatory, administrative and environmental proceedings before various courts, arbitration panels and governmental agencies concerning claims arising in the ordinary course of business. These proceedings include certain contract disputes, additional environmental reviews and investigations, audits, inquiries from various regulators, and pending judicial matters. The Company cannot predict the final disposition of such proceedings. The Company regularly reviews legal matters and records provisions for claims that it can estimate and are considered probable of loss. The resolution of these pending proceedings is not expected to have a material effect on the Company's operations or financial statements in the periods they are resolved.
For a discussion of contingencies related to regulatory matters see Note 6 to the Consolidated Financial Statements, "Regulatory Matters".

NOTE 15 — RETIREMENT BENEFITS AND TRUSTEED ASSETS
Pension Plan Benefits
DTE Gas participates in various plans that provide pension and other postretirement benefits for DTE Energy and its affiliates. The plans are sponsored by DTE Energy Corporate Services, LLC (LLC), a subsidiary of DTE Energy. DTE Gas is allocated net periodic benefit costs for its share of the amounts of the combined plans.
Effective January 1, 2012 for non-represented employees, and in June 2011 and March 2013 for the majority of represented employees, the Company discontinued offering a defined benefit retirement plan to newly hired employees. In its place, the Company will annually contribute an amount equivalent to 4% (8% for certain DTE Gas represented employees) of an employee's eligible pay to the employee's defined contribution retirement savings plan.
The Company's policy is to fund pension costs by contributing amounts consistent with the provisions of the Pension Protection Act of 2006 and additional amounts when it deems appropriate. The Company contributed $40 million to its qualified pension plans in 2014. At the discretion of management, and depending upon financial market conditions, the Company anticipates making up to $30 million in contributions to the pension plans in 2015.
The MPSC approved the deferral of the non-capitalized portion of the Company's negative pension expense as a regulatory liability. In 2014 and 2013, the Company reduced this regulatory liability as a result of positive pension expense of $17 million and $21 million, respectively. See Note 6 to the Consolidated Financial Statements, "Regulatory Matters".
Net pension cost includes the following components:

	2014	2013	2012
	(In millions)
Service cost	$18	$20	$16
Interest cost	44	40	43
Expected return on plan assets	(73)	(75)	(72)
Amortization of:
Net loss	34	45	39
Net pension cost	$23	$30	$26

DTE Gas Company
Notes to Consolidated Financial Statements - (Continued)

	2014	2013
	(In millions)
Other changes in plan assets and benefit obligations recognized in Regulatory assets and Other comprehensive income
Net actuarial (gain) loss	$178	$(157)
Amortization of net actuarial gain	(34)	(45)
Prior service cost	(4)	—
Total recognized in Regulatory assets and Other comprehensive income	$140	$(202)
Total recognized in net periodic pension cost, Regulatory assets and Other comprehensive income	$163	$(172)
Estimated amounts to be amortized from Regulatory assets and Accumulated other comprehensive income into net periodic benefit cost during next fiscal year
Net actuarial loss	$45	$33
Prior service credit	$(1)	$(1)
The following table reconciles the obligations, assets and funded status of the plan as well as the amount recognized as prepaid pension cost or pension liability in the Consolidated Statements of Financial Position at December 31:

	2014	2013
	(In millions)
Accumulated benefit obligation, end of year	$1,003	$832
Change in projected benefit obligation
Projected benefit obligation, beginning of year	$911	$1,003
Service cost	18	20
Interest cost	44	40
Plan amendments	(4)	—
Actuarial (gain) loss	185	(105)
Benefits paid	(45)	(47)
Projected benefit obligation, end of year	$1,109	$911
Change in plan assets
Plan assets at fair value, beginning of year	$1,001	$920
Actual return on plan assets	80	128
Company contributions	41	—
Benefits paid	(45)	(47)
Plan assets at fair value, end of year	$1,077	$1,001
Funded status of the plans, end of year	$(32)	$90
Amounts recorded as:
Noncurrent assets	$114	$206
Current liabilities	(1)	—
Noncurrent liabilities	(145)	(116)
	$(32)	$90
Amounts recognized in Accumulated other comprehensive loss, pre-tax
Net actuarial loss	$5	$2

Amounts recognized in Regulatory assets (see Note 6 - "Regulatory Matters")
Net actuarial loss	$547	$406
Prior service cost	(6)	(3)
	$541	$403

DTE Gas Company
Notes to Consolidated Financial Statements - (Continued)

At December 31, 2014, the benefits related to the Company's qualified and nonqualified pension plans expected to be paid in each of the next five years and in the aggregate for the five fiscal years thereafter are as follows:

(In millions)
2015	$50
2016	51
2017	53
2018	55
2019	59
2020-2024	324
Total	$592
Assumptions used in determining the projected benefit obligation and net pension costs are listed below:

	2014	2013	2012
Projected benefit obligation
Discount rate	4.12%	4.95%	4.15%
Rate of compensation increase	4.65%	4.20%	4.20%
Net pension costs
Discount rate	4.95%	4.15%	5.00%
Rate of compensation increase	4.20%	4.20%	4.20%
Expected long-term rate of return on plan assets	7.75%	8.25%	8.25%
The Company employs a formal process in determining the long-term rate of return for various asset classes. Management reviews historic financial market risks and returns and long-term historic relationships between the asset classes of equities, fixed income and other assets, consistent with the widely accepted capital market principle that asset classes with higher volatility generate a greater return over the long-term. Current market factors such as inflation, interest rates, asset class risks and asset class returns are evaluated and considered before long-term capital market assumptions are determined. The long-term portfolio return is also established employing a consistent formal process, with due consideration of diversification, active investment management and rebalancing. Peer data is reviewed to check for reasonableness. As a result of this process, the Company has long-term rate of return assumptions for its pension plans of 7.75% and other postretirement benefit plans of 8.00%, for 2015. The Company believes these rates are a reasonable assumption for the long-term rate of return on its plan assets for 2015 given its investment strategy.
The Company employs a total return investment approach whereby a mix of equities, fixed income and other investments are used to maximize the long-term return on plan assets consistent with prudent levels of risk, with consideration given to the liquidity needs of the plan. Risk tolerance is established through consideration of future plan cash flows, plan funded status and corporate financial considerations. The investment portfolio contains a diversified blend of equity, fixed income and other investments. Furthermore, equity investments are diversified across U.S. and non-U.S. stocks, growth and value stocks and large and small market capitalizations. Fixed income securities generally include market and long duration bonds of companies from diversified industries, mortgage-backed securities, non-U.S. securities, bank loans and U.S. Treasuries. Other assets such as private markets and hedge funds are used to enhance long-term returns while improving portfolio diversification. Derivatives may be utilized in a risk controlled manner, to potentially increase the portfolio beyond the market value of invested assets and/or reduce portfolio investment risk. Investment risk is measured and monitored on an ongoing basis through annual liability measurements, periodic asset/liability studies and quarterly investment portfolio reviews.

DTE Gas Company
Notes to Consolidated Financial Statements - (Continued)

Target allocations for pension plan assets as of December 31, 2014 are listed below:

U.S. Large Cap Equity Securities	22%
U.S. Small Cap and Mid Cap Equity Securities	5
Non U.S. Equity Securities	20
Fixed Income Securities	25
Hedge Funds and Similar Investments	20
Private Equity and Other	8
100%
Fair Value Measurements for pension plan assets at December 31, 2014 and 2013 (a):

	December 31, 2014				December 31, 2013
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
	(In millions)
Asset Category:
Short-term investments (b)	$12	$—	$—	$12	$6	$—	$—	$6
Equity securities
U.S. Large Cap (c)	245	—	—	245	243	—	—	243
U.S. Small/Mid Cap (d)	62	—	—	62	61	—	—	61
Non U.S. (e)	145	60	—	205	167	35	—	202
Fixed income securities (f)	2	291	—	293	4	237	—	241
Hedge Funds and Similar Investments (g)	62	26	121	209	74	19	108	201
Private Equity and Other (h)	—	—	51	51	—	—	47	47
Securities lending (i)	(52)	(14)	—	(66)	—	—	—	—
Securities lending collateral (i)	52	14	—	66	—	—	—	—
Total	$528	$377	$172	$1,077	$555	$291	$155	$1,001
______________________________________

(a)	For a description of levels within the fair value hierarchy see Note 8 to the Consolidated Financial Statements, "Fair Value".

(b)
This category predominantly represents certain short-term fixed income securities and money market investments that are managed in separate accounts or commingled funds. Pricing for investments in this category are obtained from quoted prices in actively traded markets or valuations from brokers or pricing services.

(c)
This category comprises both actively and not actively managed portfolios that track the S&P 500 low cost equity index funds. Investments in this category are exchange-traded securities whereby unadjusted quote prices can be obtained. Exchange-traded securities held in a commingled fund are classified as Level 2 assets.

(d)
This category represents portfolios of small and medium capitalization domestic equities. Investments in this category are exchange-traded securities whereby unadjusted quote prices can be obtained. Exchange-traded securities held in a commingled fund are classified as Level 2 assets.

(e)
This category primarily consists of portfolios of non-U.S. developed and emerging market equities. Investments in this category are exchange-traded securities whereby unadjusted quote prices can be obtained. Exchange-traded securities held in a commingled fund are classified as Level 2 assets.

(f)
This category includes corporate bonds from diversified industries, U.S. Treasuries, and mortgage backed securities. Pricing for investments in this category is obtained from quoted prices in actively traded markets and quotations from broker or pricing services. Non-exchange traded securities and exchange-traded securities held in commingled funds are classified as Level 2 assets.

(g)
This category utilizes a diversified group of strategies that attempt to capture financial market inefficiencies and includes publicly traded debt and equity, publicly traded mutual funds, commingled and limited partnership funds and non-exchange traded securities. Pricing for Level 1 and Level 2 assets in this category is obtained from quoted prices in actively traded markets and quoted prices from broker or pricing services. Non-exchange traded securities held in commingled funds are classified as Level 2 assets. Valuations for some Level 3 assets in this category may be based on limited observable inputs as there may be little, if any, publicly available pricing.

(h)
This category includes a diversified group of funds and strategies that primarily invests in private equity partnerships. This category also includes investments in timber and private mezzanine debt. Pricing for investments in this category is based on limited observable inputs as there is little, if any, publicly available pricing. Valuations for assets in this category may be based on discounted cash flow analyses, relevant publicly-traded comparables and comparable transactions.

(i)
In 2014, DTE Gas began a securities lending program with a third party agent. The program allows the agent to lend certain securities from the Company's pension trusts to selected entities against receipt of collateral (in the form of cash) as provided for and determined in accordance with its securities lending agency agreement.

DTE Gas Company
Notes to Consolidated Financial Statements - (Continued)

The pension trust holds debt and equity securities directly and indirectly through commingled funds and institutional mutual funds. Exchange-traded debt and equity securities held directly are valued using quoted market prices in actively traded markets. The commingled funds and institutional mutual funds hold exchange-traded equity or debt securities and are valued based on stated NAVs. Non-exchange traded fixed income securities are valued by the trustee based upon quotations available from brokers or pricing services. A primary price source is identified by asset type, class or issue for each security. The trustee monitors prices supplied by pricing services and may use a supplemental price source or change the primary price source of a given security if the trustee challenges an assigned price and determines that another price source is considered to be preferable. DTE Gas has obtained an understanding of how these prices are derived, including the nature and observability of the inputs used in deriving such prices. Additionally, DTE Gas selectively corroborates the fair values of securities by comparison of market-based price sources.
Fair Value Measurements Using Significant Unobservable Inputs (Level 3):

	Year Ended December 31, 2014			Year Ended December 31, 2013
	Hedge Funds and Similar Investments	Private Equity and Other	Total	Hedge Funds and Similar Investments	Private Equity and Other	Total
	(In millions)
Beginning Balance at January 1	$108	$47	$155	$99	$52	$151
Total realized/unrealized gains (losses)	6	4	10	11	1	12
Purchases, sales and settlements:
Purchases	7	8	15	4	4	8
Sales	—	(8)	(8)	(6)	(10)	(16)
Ending Balance at December 31	$121	$51	$172	$108	$47	$155
The amount of total gains for the period attributable to the change in unrealized gains or losses related to assets still held at the end of the period	$6	$3	$9	$10	$1	$11
There were no transfers between Level 3 and Level 2 and there were no significant transfers between Level 2 and Level 1 in the years ended December 31, 2014 and 2013.
Other Postretirement Benefits
The Company participates in defined benefit plans sponsored by the LLC that provide certain other postretirement health care and life insurance benefits for employees who are eligible for these benefits. The Company's policy is to fund certain trusts to meet its other postretirement benefit obligations. Separate qualified VEBA and other benefit trusts exist. The Company contributed $24 million to these trusts for its defined benefit other postretirement medical and life insurance benefit plans during 2014. At the discretion of management, the Company anticipates making up to $24 million of contributions to the trusts in 2015.
Starting in 2012, in lieu of offering future employees defined benefit post-employment health care and life insurance benefits, the Company allocates a fixed amount per year to an account in a defined contribution VEBA for each employee. These accounts are managed either by the Company (for non-represented and certain represented groups), or by the Utility Workers of America (UWUA) for Local 223 employees. The contributions to the VEBA for these accounts were less than $1 million in 2014, 2013 and 2012.
Beginning in 2013, the Company replaced the defined benefit employer-sponsored retiree medical, prescription drug and dental coverage with a notional allocation to a Retiree Reimbursement Account. This change applies to both current and future Medicare eligible non-represented and future represented retirees, spouses, surviving spouses or same sex domestic partners when the youngest of the retiree's covered household turns age 65. The amount of the annual allocation to each participant is determined by the employee's retirement date: for employees who retired on or before January 1, 2013, the base allocation is $3,500, which increased to $3,570 in 2014 and for employees who retire after January 1, 2013, the base allocation is $3,250, which increased to $3,315 in 2014. The amount of the allocation will increase each year at the lower of the rate of medical inflation or 2%.

DTE Gas Company
Notes to Consolidated Financial Statements - (Continued)

Net other postretirement cost (benefit) includes the following components:

	2014	2013	2012
	(In millions)
Service cost	$8	$12	$17
Interest cost	20	19	27
Expected return on plan assets	(35)	(35)	(33)
Amortization of:
Net loss	5	13	14
Prior service credit	(30)	(26)	(2)
Net transition obligation	—	1	1
Net other postretirement cost (benefit)	$(32)	$(16)	$24

	2014	2013
	(In millions)
Other changes in plan assets and APBO recognized in Regulatory assets (liabilities)
Net actuarial loss (gain)	$42	$(88)
Amortization of net actuarial gain	(5)	(13)
Prior service credit	—	(58)
Amortization of prior service cost	30	26
Amortization of transition asset	—	(1)
Total recognized in Regulatory assets (liabilities)	$67	$(134)
Total recognized in net periodic benefit cost and Regulatory assets (liabilities)	$35	$(150)
Estimated amounts to be amortized from Regulatory assets into net periodic benefit cost during next fiscal year
Net actuarial loss	$7	$6
Prior service credit	(28)	(30)
	$(21)	$(24)

DTE Gas Company
Notes to Consolidated Financial Statements - (Continued)

The following table reconciles the obligations, assets and funded status of the plans including amounts recorded as Accrued postretirement liability - affiliates in the Consolidated Statements of Financial Position at December 31:

	2014	2013
	(In millions)
Change in accumulated postretirement benefit obligation
Accumulated postretirement benefit obligation, beginning of year	$418	$525
Service cost	8	12
Interest cost	20	19
Plan amendments	—	(58)
Actuarial loss (gain)	28	(59)
Benefits paid	(21)	(21)
Accumulated postretirement benefit obligation, end of year	$453	$418
Change in plan assets
Plan assets at fair value, beginning of year	$464	$396
Actual return on plan assets	21	64
Company contributions	24	25
Benefits paid	(21)	(21)
Plan assets at fair value, end of year	$488	$464
Funded status at fair value, end of year	$35	$46
Amount recorded as:
Noncurrent assets	$45	$46
Noncurrent liabilities	$(10)	$—
	$35	$46

Amounts recognized in Regulatory assets (liabilities) (see Note 6 - "Regulatory Matters")
Net loss	$103	$66
Prior service credit	(60)	(90)
	$43	$(24)
At December 31, 2014, the benefits expected to be paid, including prescription drug benefits, in each of the next five years and in the aggregate for the five fiscal years thereafter are as follows:

(In millions)
2015	$24
2016	24
2017	25
2018	27
2019	28
2020-2024	147
Total	$275

DTE Gas Company
Notes to Consolidated Financial Statements - (Continued)

Assumptions used in determining the accumulated postretirement benefit obligation and net other postretirement benefit costs are listed below:

	2014	2013	2012
Accumulated postretirement benefit obligation
Discount rate	4.10%	4.95%	4.15%
Health care trend rate pre- and post- 65	7.50 / 6.50%	7.50 / 6.50%	7.00%
Ultimate health care trend rate	4.50%	4.50%	5.00%
Year in which ultimate reached pre- and post- 65	2025 / 2024	2025 / 2024	2021
Other postretirement benefit costs
Discount rate (prior to interim remeasurement)	4.95%	4.15%	5.00%
Discount rate (post interim remeasurement)	N/A	4.30%	N/A
Expected long-term rate of return on plan assets	8.00%	8.25%	8.25%
Health care trend rate pre- and post-65	7.50 / 6.50%	7.00%	7.00%
Ultimate health care trend rate	4.50%	5.00%	5.00%
Year in which ultimate reached	2025 / 2024	2021	2020
A one percentage point increase in health care cost trend rates would have increased the total service cost and interest cost components of benefit costs by $2 million in 2014 and increased the accumulated benefit obligation by $28 million at December 31, 2014. A one percentage point decrease in the health care cost trend rates would have decreased the total service and interest cost components of benefit costs by $1 million in 2014 and would have decreased the accumulated benefit obligation by $24 million at December 31, 2014.
The process used in determining the long-term rate of return for assets and the investment approach for the other postretirement benefits plans is similar to those previously described for its pension plans.
Target allocations for other postretirement benefit plan assets as of December 31, 2014 are listed below:

U.S. Large Cap Equity Securities	17%
U.S. Small Cap and Mid Cap Equity Securities	4
Non U.S. Equity Securities	20
Fixed Income Securities	25
Hedge Funds and Similar Investments	20
Private Equity and Other	14
100%

DTE Gas Company
Notes to Consolidated Financial Statements - (Continued)

Fair Value Measurements for other postretirement benefit plan assets at December 31, 2014 and 2013 (a):

	December 31, 2014				December 31, 2013
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
	(In millions)
Asset Category:
Short-term investments (b)	$2	$—	$—	$2	$2	$—	$—	$2
Equity securities
U.S. Large Cap (c)	87	—	—	87	94	—	—	94
U.S. Small/Mid Cap (d)	46	—	—	46	43	—	—	43
Non U.S. (e)	70	19	—	89	85	3	—	88
Fixed income securities (f)	5	116	—	121	5	107	—	112
Hedge Funds and Similar Investments (g)	34	14	54	102	39	8	48	95
Private Equity and Other (h)	—	—	41	41	—	—	30	30
Securities lending (i)	(44)	(5)	—	(49)	—	—	—	—
Securities lending collateral (i)	44	5	—	49	—	—	—	—
Total	$244	$149	$95	$488	$268	$118	$78	$464
______________________________________

(a)	For a description of levels within the fair value hierarchy see Note 8 to the Consolidated Financial Statements, "Fair Value".

(b)
This category predominantly represents certain short-term fixed income securities and money market investments that are managed in separate accounts or commingled funds. Pricing for investments in this category are obtained from quoted prices in actively traded markets or valuations from brokers or pricing services.

(c)
This category comprises both actively and not actively managed portfolios that track the S&P 500 low cost equity index funds. Investments in this category are exchange-traded securities whereby unadjusted quote prices can be obtained. Exchange-traded securities held in a commingled fund are classified as Level 2 assets.

(d)
This category represents portfolios of small and medium capitalization domestic equities. Investments in this category are exchange-traded securities whereby unadjusted quote prices can be obtained. Exchange-traded securities held in a commingled fund are classified as Level 2 assets.

(e)
This category primarily consists of portfolios of non-U.S. developed and emerging market equities. Investments in this category are exchange-traded securities whereby unadjusted quote prices can be obtained. Exchange-traded securities held in a commingled fund are classified as Level 2 assets.

(f)
This category includes corporate bonds from diversified industries, U.S. Treasuries, bank loans and mortgage backed securities. Pricing for investments in this category is obtained from quoted prices in actively traded markets and quotations from broker or pricing services. Non-exchange traded securities and exchange-traded securities held in commingled funds are classified as Level 2 assets.

(g)
This category utilizes a diversified group of strategies that attempt to capture financial market inefficiencies and includes publicly traded debt and equity, publicly traded mutual funds, commingled and limited partnership funds and non-exchange traded securities. Pricing for Level 1 and Level 2 assets in this category is obtained from quoted prices in actively traded markets and quoted prices from broker or pricing services. Non-exchange traded securities held in commingled funds are classified as Level 2 assets. Valuations for some Level 3 assets in this category may be based on limited observable inputs as there may be little, if any, publicly available pricing.

(h)
This category includes a diversified group of funds and strategies that primarily invests in private equity partnerships. This category also includes investments in timber and private mezzanine debt. Pricing for investments in this category is based on limited observable inputs as there is little, if any, publicly available pricing. Valuations for assets in this category may be based on discounted cash flow analyses, relevant publicly-traded comparables and comparable transactions.

(i)
In 2014, DTE Gas began a securities lending program with a third party agent. The program allows the agent to lend certain securities from the Company's VEBA trust to selected entities against receipt of collateral (in the form of cash) as provided for and determined in accordance with its securities lending agency agreement.

The VEBA trust holds debt and equity securities directly and indirectly through commingled funds and institutional mutual funds. Exchange-traded debt and equity securities held directly are valued using quoted market prices in actively traded markets. The commingled funds and institutional mutual funds hold exchange-traded equity or debt securities and are valued based on NAVs. Non-exchange traded fixed income securities are valued by the trustee based upon quotations available from brokers or pricing services. A primary price source is identified by asset type, class or issue for each security. The trustee monitors prices supplied by pricing services and may use a supplemental price source or change the primary price source of a given security if the trustee challenges an assigned price and determine that another price source is considered to be preferable. DTE Gas has obtained an understanding of how these prices are derived, including the nature and observability of the inputs used in deriving such prices. Additionally, DTE Gas selectively corroborates the fair values of securities by comparison of market-based price sources.

DTE Gas Company
Notes to Consolidated Financial Statements - (Continued)

Fair Value Measurements Using Significant Unobservable Inputs (Level 3):

	Year Ended December 31, 2014			Year Ended December 31, 2013
	Hedge Funds and Similar Investments	Private Equity and Other	Total	Hedge Funds and Similar Investments	Private Equity and Other	Total
	(In millions)
Beginning Balance at January 1	$48	$30	$78	$41	$29	$70
Total realized/unrealized gains (losses)	3	3	6	4	3	7
Purchases, sales and settlements:
Purchases	5	12	17	3	1	4
Sales	(2)	(4)	(6)	—	(3)	(3)
Ending Balance at December 31	$54	$41	$95	$48	$30	$78
The amount of total gains for the period attributable to the change in unrealized gains or losses related to assets still held at the end of the period	$3	$2	$5	$4	$3	$7
There were no transfers between Level 3 and Level 2 and there were no significant transfers between Level 2 and Level 1 in the years ended December 31, 2014 and 2013.
Interim Re-Measurement of Other Postretirement Benefit Obligation
In March 2013, the Company reached agreements on new four-year labor contracts with certain represented employees under several bargaining units. As a term of the agreements, the Company replaced the defined benefit employer-sponsored retiree medical, prescription drug and dental coverage for future Medicare eligible retirees and their covered dependents with an allocation to a Retiree Reimbursement Account, when the youngest of the retiree's covered household turns age 65. The amount of the allocation is $3,250 per year for each eligible participant, which increased to $3,315 in 2014. The amount of the allocation will increase each year at the lower of the rate of medical inflation or 2%. The modification in retiree health coverage will reduce future postretirement benefit costs.
Based on the impact of such benefit cost savings on the Consolidated Financial Statements, the Company re-measured its retiree health plan as of March 31, 2013. In performing the re-measurement, the Company updated its significant actuarial assumptions, including an adjustment to the discount rate from 4.15% at December 31, 2012 to 4.30% at March 31, 2013. Plan assets were also updated to reflect fair value as of the re-measurement date. Beginning April 2013, net other postretirement benefit costs were recorded based on the updated actuarial assumptions and benefit changes resulting from the new labor contracts.
Grantor Trust
DTE Gas maintains a Grantor Trust that invests in life insurance contracts and income securities to fund other postretirement benefit obligations. Employees and retirees have no right, title or interest in the assets of the Grantor Trust, and DTE Gas can revoke the trust subject to providing the MPSC with prior notification. The Company accounts for its investment at fair value, which approximated $18 million and $17 million at December 31, 2014 and 2013, respectively, with unrealized gains and losses recorded to earnings. The Grantor Trust investment is included in Investments on the Consolidated Statements of Financial Position.
Defined Contribution Plans
The Company also sponsors defined contribution retirement savings plans. Participation in one of these plans is available to substantially all represented and non-represented employees. The Company matches employee contributions up to certain predefined limits based upon eligible compensation, the employee's contribution rate and, in some cases, years of credited service. The cost of these plans was $7 million in 2014 and $5 million in 2013 and 2012.

DTE Gas Company
Notes to Consolidated Financial Statements - (Continued)

NOTE 16 — RELATED PARTY TRANSACTIONS
The Company has agreements with affiliated companies to provide storage and transportation services and for the purchase of natural gas. The Company also has an agreement with a DTE Energy affiliate where it is charged for its use of their shared capital assets. A shared services company accumulates various corporate support services expenses and charges various subsidiaries of DTE Energy, including DTE Gas. DTE Gas participates in a defined benefit retirement plan sponsored by another affiliate of DTE Energy. DTE Gas records federal, state and local income taxes payable to or receivable from DTE Energy based on its federal, state and local tax provisions.
The following is a summary of transactions with affiliated companies:

	2014	2013	2012
	(In millions)
Revenues
Storage and transportation services	$4	$4	$4
Other services	$1	$1	$3
Costs
Gas purchases	$1	$(2)	$2
Other services and interest	$21	$19	$18
Corporate expenses (net)	$129	$126	$116
Other
Dividends declared	$87	$79	$82
Dividends paid	$87	$79	$82
Transfer of subsidiaries to an affiliate	$—	$2	$—
DTE Gas's Accounts receivable and Accounts payable related to Affiliates are payable upon demand and are generally settled in cash within a monthly business cycle. Notes receivable and Short-term borrowings related to Affiliates are subject to a credit agreement with DTE Energy whereby short-term excess cash or cash shortfalls are remitted to or funded by DTE Energy. This credit arrangement involves the charge and payment of interest at market-based rates. Refer to the Consolidated Statements of Financial Position for affiliate balances at December 31, 2014 and 2013.
Charitable contributions to the DTE Energy Foundation were $22 million for the year ended December 31, 2014. There were no contributions in 2013 and $21 million in contributions in 2012. The DTE Energy Foundation is a non-consolidated not-for-profit private foundation, the purpose of which is to contribute and assist charitable organizations.